Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation

Young Dental Manufacturing I, LLC	Missouri
YI Europe, Limited	England
Panoramic Rental Corp	Missouri
Athena Technology, LLC	Missouri
Young PS Acquisitions, LLC	Delaware
Young Colorado, LLC	Delaware
Young OS, LLC	Delaware
YI Ventures, LLC	Delaware
Mid-West Dental Laboratory, Inc.	Indiana
Young Microbrush LLC	Delaware
Young Microbrush International, LLC	Delaware
Young Microbrush Ireland, Ltd.	Ireland
Sav-A-Life, LLC	Illinois
Green Mountain Research, LLC	Illinois